Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273377

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated August 3, 2023)

FOXO Technologies Inc.

Up to 5,625,000 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 3, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-273377) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 23, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the potential offer and resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (the “Selling Stockholders”) of up to 5,625,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (i) an aggregate of 2,812,500 shares of Class A Common Stock that were purchased by the Selling Stockholders on July 14, 2023 and July 20, 2023 in the first tranche purchase of a private placement transaction (the “2023 Private Placement”), pursuant to the terms of Stock Purchase Agreements, dated July 14, 2023, July 20, 2023 and July 20, 2023, that we entered into with each of the Selling Stockholders, as investors in the 2023 Private Placement (collectively, the “Stock Purchase Agreements”), and (ii) an aggregate of 2,812,500 additional shares of Class A Common Stock that were purchased by the Selling Stockholders on August 4, 2023 in the second tranche purchase of the 2023 Private Placement pursuant to the Stock Purchase Agreements following the effective date of the registration statement of which the Prospectus forms a part. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

Our Class A Common Stock is currently listed on the NYSE American LLC under the symbol “FOXO.” On August 23, 2023, the closing price of our Class A Common Stock was $0.1299. Our Public Warrants are currently quoted on the OTC Pink Marketplace under the symbol “FOXOW.” On August 23, 2023, the closing price of our Public Warrants was $0.0045.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 12 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): August 23, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2023 (the “First Tranche Closing Date”), FOXO Technologies Inc. (the “Company”) entered into three separate Stock Purchase Agreements (the “Stock Purchase Agreements”), which have substantially similar terms, with three accredited investors (the “Buyers”), pursuant to which the Company agreed to issue and sell to the Buyers, in a private placement (the “Offering”), in two separate tranches each, an aggregate of up to 3,668,750 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), at a price of $0.08 per share (the “Per Share Price”), for aggregate gross proceeds of $293,500.

Pursuant to the terms of the Stock Purchase Agreements, the Buyers initially purchased an aggregate of 1,834,375 shares of Common Stock (the “First Tranche Shares”) on the First Tranche Closing Date, and agreed to purchase an aggregate of 1,834,375 additional shares of Common Stock (the “Second Tranche Shares,” and collectively with the First Tranche Shares, the “Shares”) upon the effectiveness of the Resale Registration Statement (as defined below).

Concurrently with the execution of each Stock Purchase Agreement, the Company and the applicable Buyer entered into a Registration Rights Agreement (each, a “Registration Rights Agreement”), dated as of the First Tranche Closing Date, pursuant to which the Company is required, among other things, to (i) file a resale registration statement (the “Resale Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) covering the Shares within two (2) calendar days following the execution of the Registration Rights Agreement (the “Filing Deadline”) and (ii) use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC no later than forty-five (45) calendar days following the Filing Deadline (or, in the event of a substantive review by the SEC, ninety (90) calendar days following the Filing Deadline) (the “Effectiveness Deadline”); provided, however, if the SEC notifies the Company that the Resale Registration Statement will not be reviewed or is no longer subject to further review and comments, then the Effectiveness Deadline will be the fifth (5th) trading day following the date on which the Company is so notified (so long as the date of such fifth (5th) trading day precedes the dates otherwise required).

Pursuant to the Stock Purchase Agreements, if, during the period from the First Tranche Closing Date until ten (10) days after the effective date of the Resale Registration Statement, the Company issues or sells any shares of Common Stock at a price per share less than the Per Share Price (a “Share Dilutive Issuance”), except for Exempt Issuances (as defined in the Stock Purchase Agreements), then the Company will have to pay to such Buyer, within two (2) business days after such Share Dilutive Issuance, a cash penalty in an amount equal to the number of Shares theretofore purchased by such Buyer under the applicable Stock Purchase Agreement multiplied by the difference between (i) the Per Share Price and (ii) the greater of (A) the price per share of Common Stock paid in the Share Dilutive Issuance and (B) $0.02 (the “Floor Price”).

Additionally, pursuant to the Stock Purchase Agreements, the Company is not permitted, from the date of the applicable Stock Purchase Agreement until ten (10) days after the effective date of the Resale Registration Statement, to issue or sell, enter into any agreement to issue or sell, or announce the issuance or sale or proposed issuance or sale of any Common Stock Equivalents (as defined in the Stock Purchase Agreements) or issue or sell, enter into any agreement to issue or sell, or announce the issuance or sale or proposed issuance or sale of shares of Common Stock, pursuant to which shares of Common Stock may be acquired at a per share price less than the Floor Price, except for (a) Exempt Issuances or (b) the filing of a registration statement so long as such registration statement is not declared effective by the SEC during the period from the date of the applicable Stock Purchase Agreement until ten (10) days after the effective date of the Resale Registration Statement.

The Stock Purchase Agreements and the Registration Rights Agreements contain customary representations, warranties, conditions and indemnification obligations of the parties, which were made only for purposes of such Stock Purchase Agreements and Registration Rights Agreements as of specific dates and solely for the benefit of the parties, and which may be subject to limitations agreed upon by the parties.

The Shares issued and to be issued pursuant to the Stock Purchase Agreements were, and will be, sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. Each Buyer is an “accredited investor” as that term is defined in Rule 501(a)(1) under the Securities Act, and has purchased, and will purchase, the Shares as an investment in the Offering, which did not involve a general solicitation. The Shares have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Joseph Gunnar & Co., LLC acted as the Company’s sole placement agent (the “Placement Agent”) on a “commercially reasonable efforts” and exclusive basis in connection with the Offering, pursuant to the terms of that certain Engagement Letter, dated as of January 5, 2023, by and between the Company and the Placement Agent. The Placement Agent’s compensation under the Engagement Letter includes: (i) a cash fee, payable upon each closing of the Offering, equal to ten percent (10.0%) of the gross proceeds received by the Company in the Offering and (ii) the reimbursement of up to a total of $75,000 for certain incurred expenses and legal fees.

As previously disclosed within the Current Report on Form 8-K filed with the SEC on July 20, 2023, from July 14, 2023 through July 20, 2023, the Company previously entered into three separate stock purchase agreements (the “Previous SPAs”) and registration rights agreements (the “Previous RRAs”) with the Buyers. The Previous SPAs and the Previous RRAs have substantially similar terms to the Stock Purchase Agreements and the Registration Rights Agreements, respectively. Pursuant to the terms of the Previous SPAs, the Buyers purchased, in two separate tranches, an aggregate of 5,625,000 shares of Common Stock at the Per Share Price, for aggregate gross proceeds of $450,000.

The foregoing summaries of the Stock Purchase Agreements and the Registration Rights Agreements do not purport to be complete descriptions and are qualified in their entirety by reference to the full text of the forms of Stock Purchase Agreement and Registration Rights Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by this Item 3.02, the information set forth in Item 1.01 above is incorporated herein by reference.

As of August 23, 2023, after taking into account the issuance of the First Tranche Shares, the Company has 53,810,267 shares of Common Stock issued and outstanding.

Item 8.01 Other Events.

Together with other cost saving measures that the Company expects to implement in the near-term, the Company expects the additional $132,075 in net proceeds from the sale of the First Tranche Shares to be sufficient to fund its operations through early September 2023, and the Company expects the anticipated $132,075 in net proceeds from the sale of the Second Tranche Shares to be sufficient to fund its operations through the middle or end of September 2023 depending on the Company’s capital raising initiatives. The amounts of net proceeds in the foregoing sentence do not give effect to the payment of legal fees and other expenses in connection with the Offering. In the event that the Company is unable to secure financing by that time, it may be forced to further curtail or suspend its operations, sell the Company, or possibly even file for bankruptcy or liquidate assets and wind-up and dissolve the Company.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this Current Report on Form 8-K and the exhibits attached hereto contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “intend,” “may,” “should,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. With respect to the matters addressed in this Current Report on Form 8-K, those factors include, but are not limited to: whether the Resale Registration Statement will be declared effective by the SEC promptly, if at all, the Company’s ability to timely obtain the net proceeds from the sale of the Second Tranche Shares as well as additional funding to continue its operations, and the Company’s ability to implement cost savings measures. While the Company believes its plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. The Company’s actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Stock Purchase Agreement (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2023 (File No. 001-39783)).

10.2	Form of Registration Rights Agreement (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2023 (File No. 001-39783)).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

Date: August 23, 2023	By:	/s/ Tyler Danielson
		Name:	Tyler Danielson
		Title:	Interim Chief Executive Officer

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